Exhibit 99.1

GSV Asset Management, LLC

2925 Woodside Road

Woodside, CA 94062

February 2, 2018

Mark D. Klein

Chief Executive Officer

GSV Capital Corp.

2925 Woodside Road

Woodside, CA 94062

Re:	Waiver of/Adjustment to Base Management Fee and Incentive Fee

Dear Mr. Klein:

Reference is hereby made to the Amended and Restated Investment Advisory Agreement (the “Advisory Agreement”), dated March 8, 2013, by and between GSV Capital Corp. (the “Company”) and GSV Asset Management, LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Advisory Agreement.

As described more fully in this Waiver Agreement (the “Waiver Agreement”) the Adviser hereby agrees to waive any fee it would otherwise be entitled to receive under the Advisory Agreement to the extent necessary to effectuate the following: (i) reducing the Base Management Fee from 2.00% to 1.75%; and (ii) establishing certain high-water marks that must be achieved before any Incentive Fee can be paid to the Adviser. In addition to the foregoing changes to the fee structure, the Adviser hereby agrees to forfeit $5.0 million of its previously accrued but unpaid Incentive Fee, and beginning as of February 1, 2018, agrees to waive its Base Management Fee on all cash balances until such time that the Company’s 5.25% Convertible Senior Notes due 2018 (the “2018 Notes”) mature or are repaid in full, whichever is earlier.

Fee Structure Modifications

Beginning as of February 1, 2018 (the “Effective Date”), the Adviser hereby agrees to calculate the Base Management Fee (defined below as the “Reduced Base Management Fee”) and the Incentive Fee, each as described below.

Base Management Fee

Notwithstanding Section 3(a) of the Advisory Agreement, as of the Effective Date the Base Management Fee shall be calculated at an annual rate of 1.75% of the Company’s gross assets (the “Reduced Base Management Fee”). The Reduced Base Management Fee shall be payable monthly in arrears, and shall be calculated based on the average value of the Company’s gross assets at the end of the two most recently completed calendar quarters, and appropriately adjusted for any equity or debt capital raises, repurchases or redemptions during the current calendar quarter. The Reduced Base Management Fee for any partial month or quarter shall be appropriately prorated.

In addition, notwithstanding Section 3(a) of the Advisory Agreement, beginning as of the Effective Date, the Adviser hereby agrees to irrevocably waive its Base Management Fee (and, for the avoidance of doubt, its Reduced Base Management Fee) on all cash balances until the date that the 2018 Notes mature (September 15, 2018), or the date that the 2018 Notes are repurchased or redeemed, whichever is earlier.

Incentive Fee

Under Section 3(b) of the Advisory Agreement, the Incentive Fee is determined and payable in arrears as of the end of each calendar year and equals the lesser of (i) 20% of the Company’s realized capital gains during such calendar year, if any, calculated on an investment-by-investment basis, subject to a non-compounded preferred return, or “hurdle,” and a “catch-up” feature, and (ii) 20% of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fee.

As set forth in Section 3(c) of the Advisory Agreement, for purposes of determining the Incentive Fee, the Company’s realized capital gains from each investment, expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, is compared to a hurdle rate of 8.00% per year. The Company pays the Incentive Fee only on any realized capital gains from an investment that exceeds the hurdle rate. Subject to the limitation set forth in Section 3(d) of the Advisory Agreement, the Company calculates the amount of the Incentive Fee payable to the Adviser with respect to the Company’s realized capital gains from each investment as follows:

i)	No Incentive Fee is payable on the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, does not exceed the hurdle rate of 8.00% per year.

ii)	The Company includes in the Incentive Fee 100% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds the hurdle rate of 8.00% per year but is less than a rate of 10.00% per year.

iii)	The Company includes in the Incentive Fee 20% of the amount of any realized capital gains from an investment that, when expressed as a non-compounded annual rate of return on the cost of such investment since the Company initially acquired it, exceeds a rate of 10.00% per year.

Pursuant to this Waiver Agreement, in addition to the “hurdle” feature in the Incentive Fee described above, the Adviser hereby agrees to implement additional conditions on its ability to earn, and be paid, an Incentive Fee. As of the Effective Date, the Incentive Fee earned by the Adviser under the Advisory Agreement shall be payable to the Adviser only if, at the time that such Incentive Fee becomes payable under the Advisory Agreement, each of the Company’s common stock price and its last publicly reported net asset value per share is equal to or greater than $12.55 (the “Initial High-Water Mark”). The Initial High-Water Mark is based upon the volume weighted average price (VWAP) of all of the Company’s equity offerings since its initial public offering, less the dollar amount of all dividends paid by the Company since its inception. Upon such time as the Initial High-Water Mark is achieved, any Incentive Fee earned by the Adviser shall be due and payable by the Company as soon as practicable.

Upon such time that the Adviser is paid an Incentive Fee, a new high-water mark shall be established for purposes of determining when any future Incentive Fee shall become earned and payable. Each new high-water mark shall be equal to the most recent high-water mark, plus 10.0%. Any high-water mark then in effect shall be adjusted to reflect any dividends paid by the Company or any stock split effected by the Company.

Notwithstanding any other provision of the Advisory Agreement or this Waiver Letter, the Adviser hereby agrees to a one-time forfeiture of $5.0 million of its currently accrued but unpaid Incentive Fee.

Intended Impact of Waiver Agreement

For the avoidance of doubt, after the Effective Date, under no circumstances shall the aggregate fees earned by the Adviser in any quarterly period under this Waiver Agreement be higher than those aggregate fees would have been otherwise due under the Advisory Agreement prior to the Effective Date.

[Signature page to follow]

Sincerely yours,

GSV Asset Management, LLC

By:	/s/ Michael T. Moe
Name: Michael T. Moe
Title: Manager